Exhibit 10.21

February 11, 2016

Brian E. Farley

3600 Holly Lane North, Suite 40

Plymouth, Minnesota 55447

Dear Brian:

On March 24, 2010 you were granted a non-statutory stock option (the “Option”) with respect to 489,500 shares of common stock of Entellus Medical, Inc. (the “Company”) (on a post-split basis) pursuant to a Non-Statutory Stock Option Agreement (the “Agreement”) and the Company’s 2006 Stock Incentive Plan (as Amended and Restated November 12, 2009, as amended) (the “Plan”).  This letter is to advise you that the Board of Directors has amended certain terms and provisions in the Agreement, effective as of January 9, 2016 (the “Effective Date”).

As of the Effective Date, Section 4 of your Agreement is amended to provide that all references to your “employment” shall instead refer to your “services”, such that any post-termination exercise windows will be based on a termination of services (rather than a termination of employment).

Notwithstanding the foregoing, in no event may the Option be exercised after the expiration of its term which is ten (10) years from the dated of grant.

Your consent is not required for this amendment to your Agreement to become effective.

Sincerely,

By:	/s/ Robert S. White
Name:	Robert S. White
Title:	Chief Executive Officer and President